As Filed with the Securities and Exchange Commission on May 16, 2008

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

COMCAST CORPORATION

(Exact name of registrant as specified in charter)

Pennsylvania	27-0000798
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Comcast Center

Philadelphia, PA 19103-2838

(Address of principal executive offices)

COMCAST CORPORATION 2002 RESTRICTED STOCK PLAN

COMCAST CORPORATION 2003 STOCK OPTION PLAN

(Full title of the plan)

Arthur R. Block

Senior Vice President and General Counsel

Comcast Corporation

One Comcast Center

Philadelphia, Pennsylvania 19103-2838

(Name and address of agent for service)

(215) 286-1700

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerate filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1) (2)	Proposed maximum offering price per unit (1)	Proposed maximum aggregate offering price(3)	Amount of registration fee(3)
Class A Common Stock, par value $0.01 per share	48,000,000	$21.81	$1,046,880,000.00	$41,142.38

(1)	This registration statement (the “Registration Statement”) registers the issuance of 48,000,000 shares of Class A Common Stock (the “Common Stock”) of Comcast Corporation (the “Registrant”), par value $0.01, 14,000,000 of which are issuable pursuant to the Comcast Corporation 2002 Restricted Stock Plan, as amended and restated (the “Restricted Stock Plan”) and 34,000,000 of which are issuable pursuant to the Comcast Corporation 2003 Stock Option Plan (the “Stock Option Plan”, and together with the Restricted Stock Plan, the “Plans”).
(2)	Pursuant to Rule 416, there shall also be deemed covered hereby such additional shares as may result from anti-dilution adjustments under the Plans and which may hereinafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments.
(3)	Estimated pursuant to paragraphs (c) and (h) of Rule 457 of the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee on the basis of the high and low sales prices of shares of Class A Common Stock on the Nasdaq National Market on May 9, 2008.

EXPLANATORY NOTE

Pursuant to General Instruction E of Form S-8, this registration statement on Form S-8 (the “Registration Statement”) is being filed in order to register an additional 14,000,000 shares of the Registrant’s Class A Common Stock, par value $0.01 per share, which are securities of the same class and relate to the same employee benefit plan, the Comcast Corporation 2002 Restricted Stock Plan, as amended and restated, as those shares registered on the Registrant’s registration statements on Form S-8 previously filed with the Commission on January 4, 2006 (Registration No. 333-130847), March 1, 2005 (Registration No. 333-123059), April 8, 2003 (Registration No. 333-104385), December 4, 2002 (Registration No. 333-101645) and November 19, 2002 (Registration No. 333-101295), as amended by post-effective amendment no. 1 filed on December 4, 2002), all of which are hereby incorporated by reference.

Pursuant to General Instruction E of Form S-8, this Registration Statement is also being filed in order to register an additional 34,000,000 shares of the Registrant’s Class A Common Stock, par value $0.01 per share, which are securities of the same class and relate to the same employee benefit plan, the Comcast Corporation 2003 Stock Option Plan, as amended and restated, as those shares registered on the Registrant’s registration statement on Form S-8, previously filed with the Commission on April 8, 2003 (Registration No. 333-104385), which is hereby incorporated by reference.

Item 8.	Exhibits.

5.1	Opinion of Pepper Hamilton LLP.

5.2	Opinion of Pepper Hamilton LLP.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Pepper Hamilton LLP (contained in Exhibits 5.1 and 5.2).

24.1	Power of Attorney (contained in the signature pages hereto).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Commonwealth of Pennsylvania, on May 14, 2008.

COMCAST CORPORATION

By:	/s/ Arthur R. Block
Name:	Arthur R. Block, Senior Vice
President, General Counsel and Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of David L. Cohen, Michael J. Angelakis, Arthur R. Block and Lawrence J. Salva his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Brian L. Roberts	Chairman and CEO; Director (Principal Executive Director)	May 14, 2008
Brian L. Roberts

/s/ Ralph J. Roberts	Chairman of the Executive and Finance Committee of the Board of Directors; Director	May 14, 2008
Ralph J. Roberts

/s/ Julian A. Brodsky	Non-Executive Vice Chairman; Director	May 14, 2008
Julian A. Brodsky

/s/ Michael J. Angelakis	Executive Vice President (Principal Financial Officer)	May 14, 2008
Michael J. Angelakis

Signature	Title	Date

/s/ Lawrence J. Salva	Senior Vice President, Chief Accounting Officer and Controller (Principal Accounting Officer)	May 14, 2008
Lawrence J. Salva

/s/ S. Decker Anstrom	Director	May 14, 2008
S. Decker Anstrom

/s/ Kenneth J. Bacon	Director	May 14, 2008
Kenneth J. Bacon

/s/ Sheldon M. Bonovitz	Director	May 14, 2008
Sheldon M. Bonovitz

/s/ Edward Breen	Director	May 14, 2008
Edward Breen

/s/ Joseph J. Collins	Director	May 14, 2008
Joseph J. Collins

/s/ J. Michael Cook	Director	May 14, 2008
J. Michael Cook

/s/ Gerald L. Hassell	Director	May 14, 2008
Gerald L. Hassell

/s/ Jeffrey A. Honickman	Director	May 14, 2008
Jeffrey A. Honickman

/s/ Dr. Judith Rodin	Director	May 14, 2008
Dr. Judith Rodin

/s/ Michael I. Sovern	Director	May 14, 2008
Michael I. Sovern

EXHIBIT INDEX

Exhibit Number	Exhibit Description
5.1	Opinion of Pepper Hamilton LLP.

5.2	Opinion of Pepper Hamilton LLP.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Pepper Hamilton LLP (contained in Exhibits 5.1 and 5.2).

24.1	Power of Attorney (contained in the signature pages hereto).